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                                                                  Exhibit 23(b)

                         CONSENT OF ERNST & YOUNG LLP

  We consent to the reference to our firm under the caption "Experts" in the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-39011) for the registration of American General Corporation (AGC) Common Stock to be issued pursuant to the Merger Agreement by and among Western National Corporation, AGC, and Astro Acquisition Corp. and to the incorporation by reference therein of our report dated February 14, 1997 (except Note 2.5, as to which the date is June 17, 1997), with respect to the consolidated financial statements and schedules of AGC included in its Current Report on Form 8-K dated October 10, 1997, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

Houston, Texas
December 18, 1997